UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 10, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

001-32935 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On September 10, 2007, Arcadia Resources, Inc. (the “Company” or “Arcadia”), through its second-tier wholly-owned subsidiary Arcadia Products, Inc., entered into a Stock Purchase Agreement with AeroCare Holdings, Inc. (“AeroCare”) and closed on the sale of all of the outstanding shares of common stock of Beacon Respiratory Services, Inc. (“Beacon Respiratory”), a wholly-owned subsidiary of Arcadia Products, Inc. Beacon Respiratory engaged in the sale of durable medical equipment in Florida. Total consideration for the sale was $6,500,000 in cash, of which $750,000 will be held back by AeroCare for up to twelve months to secure Arcadia Product’s obligations. Arcadia Products retained the accounts receivable relating to services provided prior to August 16, 2007 totaling approximately $7,000,000.
     The Stock Purchase Agreement includes a “clawback” provision whereby if the federal government enacts legislation which reduces the Medicare rental oxygen reimbursement time period to less than 36 months in calendar years 2008 or 2009, the purchase price will be retroactively reduced, and Arcadia Products will be obligated to pay AeroCare cash in the applicable amount within 30 days from the date the legislation is enacted. The potential purchase price adjustment depends on in what calendar year the legislation is enacted and the number of months that the new legislation would provide for reimbursement. The maximum amount will be $1,000,000 if the number of months is reduced to 18 months or lower during 2008.
     On September 10, 2007, Beacon Respiratory Services of Colorado, Inc. entered into an Agreement for Sale and Purchase of Assets and Covenant Not to Compete with Allcare, Inc., an affiliate of AeroCare, and closed on the sale of substantially all of its assets. Beacon Respiratory Services of Colorado, Inc., a wholly-owned subsidiary of Arcadia Products, Inc., engaged in the sale of durable medical equipment in Colorado. Total consideration for the sale was $1,200,000 in cash. Beacon Respiratory Services of Colorado, Inc. retained the accounts receivable relating to services provided prior to August 15, 2007 totaling approximately $300,000.
     Each sales agreement contains customary representations, warranties and indemnity terms. The aggregate liability of each seller to each purchaser for all claims arising out of each transaction is limited to an amount not to exceed each purchase price. Each seller and the Company agreed not to compete with each purchaser for a period of 60 months from closing in Florida and Colorado, respectively, relative to durable medical equipment and respiratory therapy businesses. The Company agreed to guaranty the performance of each seller’s obligations, with the Company’s liability not to exceed each purchase price except for claims for fraud or intentional misrepresentation.
     In conjunction with the sale of Beacon Respiratory, AeroCare has agreed to negotiate a co-marketing relationship for Arcadia’s core product offering of DailyMedTM. The agreement is to be negotiated within 90 days of the closing of the sale on mutually agreeable terms.
     On July 19, 2007, the Company and Beacon Respiratory entered into an Escrow Release Agreement with Alliance Oxygen & Medical Equipment, Inc. and its two former shareholders.

The Escrow Release Agreement is described in the Company’s Current Report on Form 8-K filed on July 25, 2007, which is incorporated herein by this reference. See Exhibit 99.1. Consistent with the terms of the agreement, upon the sale of Beacon Respiratory Services, Inc. to AeroCare, the Company distributed 1,068,140 shares of common stock previously held in escrow to Alliance’s two former shareholders. The remaining 1,068,140 shares will be released back to the Company.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Exhibit Description
10.1	Stock Purchase Agreement between Arcadia Products, Inc. and AeroCare Holdings, Inc. dated September 10, 2007.

10.2	Agreement for Sale and Purchase of Assets and Covenants Not To Compete between Beacon Respiratory Services of Colorado, Inc. and Allcare, Inc. dated September 10, 2007.

99.1	Current Report on Form 8-K previously filed with the Securities and Exchange Commission on July 25, 2007 and incorporated herein by this reference (File No. 001-32935).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ Lynn Fetterman
Lynn Fetterman
Its:	Interim Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

Dated: September 14, 2007